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                                                                   Exhibit 10.14

                                PROMISSORY NOTE
                                ---------------

$ 120,000.00                                           Scotts Valley, California
                                                       May 8, 1998

FOR VALUE RECEIVED, David Wickersham ("Employee") promises to pay in lawful money of the United States of America, to Seagate Technology, Inc., a Delaware corporation ("Company") at 920 Disc Drive, Scotts Valley, California 95066, or at such other locations as Company may from time to time designate in writing, the principal sum of ONE HUNDRED TWENTY THOUSAND and NO/100 DOLLARS ($120,000.00). All outstanding principal shall be due on the Due Date, which Due Date shall be the earlier to occur of: (i) May 31, 2001, or (ii) the day on which Employee sells any of the shares of Maxtor, Inc. common stock which secure this Note as described hereinbelow. The privilege is reserved to prepay any portion of the Note at any time.

This Note is secured by a pledge of Maxtor, Inc. common stock under the terms of a Security Agreement of even date herewith and is subject to all the provisions thereof, including but not limited to Paragraph 6, which describes conditions under which Employee may be in default of both this Note and the Security Agreement.

Should Employee terminate employment with Company anytime prior to the Due Date, this Note shall immediately become due and payable, and Employee promises to pay the full amount of principal owing at the time of termination. This acceleration clause shall apply whether the termination is voluntary or involuntary. Nothing herein constitutes a promise, expressed or implied, as to Employee's continuation of employment.

Employee waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notices, filing of suit and diligence in collecting this Promissory Note.

Employee agrees to pay all costs and expenses paid or incurred by the Company in connection with the collection or enforcement of this Note, whether or not suit is filed, including but not limited to the Company's reasonable attorneys' fees and cost of suit, and costs to enforce any judgment.

This Note shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principal thereof, and is intended to be performed in accordance with and to the extent permitted by such laws.

This Note constitutes the entire agreement between Employee and the Company pertaining to the subject matter contained herein and supersedes all prior and contemporaneous agreements, representations and understandings. This Note may not be altered, amended, modified or otherwise changed in any respect whatsoever, except by a writing duly authorized by Employee and the Company.

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If any portion of this Note is held invalid, neither the remainder of this Note nor the application of such provision to any other person or circumstance shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law, except that if such provision relates to the payment of any monetary sum, then the entire indebtedness hereunder shall become immediately due and payable at the option of the Company.

/s/  DAVID WICKERSHAM                                August 7, 1998
____________________________                     ________________________
David Wickersham                                  Date

Approved as to form and content:

/s/  CHARLES C. POPE                                 August 7, 1998
_____________________________                     ________________________
Charles C. Pope                                   Date
Senior Vice President and
Chief Financial Officer